Exhibit 99.1

Contact:	Peter W. Keegan Chief Financial Officer (212) 521-2950 Mary Skafidas Investor and Public Relations (212) 521-2788

LOEWS CORPORATION REPORTS NET INCOME FOR 2012

NEW YORK, February 11, 2013—Loews Corporation (NYSE:L) today reported net income for 2012 of $568 million or $1.43 per share as compared to $1.1 billion or $2.62 per share in 2011. Net income in 2012 includes catastrophe losses of $243 million (after tax and noncontrolling interests) at CNA Financial Corporation primarily related to Storm Sandy and after tax ceiling test impairment charges of $433 million at HighMount Exploration & Production LLC related to the carrying value of its natural gas and oil properties reflecting declines in natural gas and NGL prices. Excluding these charges, net income (non-GAAP), as adjusted, in 2012 was $1.2 billion.

For the three months ended December 31, 2012, Loews reported a net loss of $32 million or $0.08 per share as compared to net income of $271 million, or $0.68 per share, in the 2011 fourth quarter. Excluding catastrophe losses of $171 million (after tax and noncontrolling interests) at CNA and the after tax ceiling test impairment charge of $97 million at HighMount, net income (non-GAAP), as adjusted, in the 2012 fourth quarter was $236 million.

Book value per share increased to $49.67 at December 31, 2012 from $47.33 at December 31, 2011.

CONSOLIDATED HIGHLIGHTS

	December 31,
	Three Months		Years Ended
(In millions, except per share data)	2012	2011	2012	2011

Income before net investment gains (losses) and ceiling test
impairment charges	$67	$311	$968	$1,093
Non-cash ceiling test impairment charges	(97)		(433)
Net investment gains (losses)	(2)	(40)	33	(31)
Net income (loss) attributable to Loews Corporation	$(32)	$271	$568	$1,062

Net income (loss) per share	$(0.08)	$0.68	$1.43	$2.62
Book value per share at:
December 31, 2012	$49.67
December 31, 2011	47.33

Three Months Ended December 31, 2012 Compared to 2011

Income before net investment losses and ceiling test impairment charges in 2012 was $67 million, as compared to $311 million in the 2011 fourth quarter. The decrease is due primarily to lower results at CNA and Diamond Offshore Drilling, Inc. as well as decreased parent company investment income as a result of lower performance of equity investments. These decreases were partially offset by higher earnings at Boardwalk Pipeline Partners, L.P.

CNA’s earnings declined due to higher catastrophe losses of $171 million (after tax and noncontrolling interests) primarily related to Storm Sandy and a lower level of favorable net prior year development in 2012 than in 2011, partially offset by increased investment income. Increased investment income reflects improved performance of limited partnership investments.

Diamond Offshore’s earnings decreased primarily due to an impairment charge related to the carrying value of three semisubmersible rigs and lower average daily revenue partially offset by an overall increase in utilization and lower contract drilling expense.

Boardwalk Pipeline’s earnings increased primarily due to the contributions from recent acquisitions and lower general and administrative expenses.

Year Ended December 31, 2012 Compared to 2011

Income before net investment gains and ceiling test impairment charges in 2012 was $968 million, as compared to $1.1 billion in 2011. The decrease is due primarily to lower results at CNA and Diamond Offshore partially offset by higher earnings at Boardwalk Pipeline and higher parent company investment income as a result of improved performance of equity investments.

CNA’s earnings decreased primarily due to the reasons discussed in the three month comparison above.

Diamond Offshore earnings decreased as a result of lower rig utilization and a decrease in average dayrate partially offset by lower interest expense.

Boardwalk Pipeline’s earnings increased primarily due to the reasons discussed in the three month comparison above as well as lower impairment charges in 2012.

SHARE REPURCHASES

At December 31, 2012, there were 391.8 million shares of Loews common stock outstanding. During the three months and year ended December 31, 2012, the Company purchased 2.1 million and 5.6 million shares of its common stock at an aggregate cost of $83 million and $222 million. Depending on market conditions, the Company may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

CONFERENCE CALLS

A conference call to discuss the fourth quarter results of Loews Corporation has been scheduled for 11:00 a.m. EST, today. A live webcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 88744024. An online replay will also be available on the Loews Corporation’s website following the call.

A conference call to discuss the fourth quarter results of CNA has been scheduled for 10:00 a.m. EST, today. A live webcast will be available at http://investor.cna.com. Those interested in participating in the question and answer session should dial (888) 556-4997, or for international callers, (719) 325-2429. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the fourth quarter results of Boardwalk Pipeline has been scheduled for 9:00 a.m. EST, today. A live webcast will be available at www.bwpmlp.com. Those interested in participating in the question and answer session should dial (866) 272-9941 or for international callers, (617) 213-8895. The conference ID number is 56922529. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the fourth quarter results of Diamond Offshore was held on Tuesday, February 5, 2013. An online replay is available on Diamond Offshore’s website (www.diamondoffshore.com).

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ABOUT LOEWS CORPORATION

Loews Corporation, a holding company, is one of the largest diversified corporations in the United States. Its principal subsidiaries are CNA Financial Corporation (NYSE: CNA), a 90% owned subsidiary; Diamond Offshore Drilling, Inc. (NYSE: DO), a 50.4% owned subsidiary; Boardwalk Pipeline Partners, LP (NYSE: BWP), a 55% owned subsidiary; HighMount Exploration & Production LLC, a wholly owned subsidiary; and Loews Hotels, a wholly owned subsidiary.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Selected Financial Information

	December 31,
(In millions)	Three Months		Years Ended
	2012	2011	2012	2011
Revenues:
CNA Financial	$2,437	$2,294	$9,487	$8,982
Diamond Offshore (a)	753	752	3,072	3,334
Boardwalk Pipeline	325	301	1,187	1,144
HighMount	78	93	297	390
Loews Hotels	125	86	397	337
Investment income (loss) and other	(11)	22	55	(6)
	3,707	3,548	14,495	14,181
Investment gains (losses):
CNA Financial	(2)	(33)	60	(19)
Corporate and other		(34)	(3)	(33)
	(2)	(67)	57	(52)
Total	$3,705	$3,481	$14,552	$14,129

Income (Loss) Before Income Tax:
CNA Financial (b)	$(31)	$274	$820	$898
Diamond Offshore (a) (c)	185	203	917	1,177
Boardwalk Pipeline (d)	88	70	304	211
HighMount
Operations	16	21	44	99
Ceiling test impairment charge	(153)		(680)
Loews Hotels	(3)	4	14	17
Investment income (loss), net	(9)	24	61	1
Other (e)	(56)	(47)	(138)	(125)
	37	549	1,342	2,278
Investment gains (losses):
CNA Financial	(2)	(33)	60	(19)
Corporate and other		(34)	(3)	(33)
	(2)	(67)	57	(52)
Total	$35	$482	$1,399	$2,226

Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (b)	$(5)	$195	$535	$567
Diamond Offshore (a) (c)	73	88	337	451
Boardwalk Pipeline (d) (f)	31	21	111	77
HighMount
Operations	9	12	26	62
Ceiling test impairment charge	(97)		(433)
Loews Hotels	(2)	5	7	13
Investment income (loss), net	(6)	16	41	3
Other (e)	(33)	(26)	(89)	(80)
	(30)	311	535	1,093
Investment gains (losses):
CNA Financial	(2)	(19)	35	(10)
Corporate and other		(21)	(2)	(21)
	(2)	(40)	33	(31)
Net income (loss) attributable to Loews Corporation	$(32)	$271	$568	$1,062

(a)	Includes a $76 million gain ($32 million after tax and noncontrolling interests) for the year ended December 31, 2012 related to the sale of jack-up rigs.
(b)
Include catastrophe losses of $268 million and $391 million ($171 million and $243 million after tax and noncontrolling interests) for the three months and year ended December 31, 2012 primarily related to Storm Sandy.

(c)
Includes an impairment charge of $62 million ($19 million after tax and noncontrolling interests) for the three months and year ended December 31, 2012 related to the carrying value of three semisubmersible rigs.

(d)	Includes an impairment charge of $29 million ($11 million after tax and noncontrolling interests) for the year ended December 31, 2011 related to the carrying value of steel pipe materials.
(e)	Consists primarily of corporate interest expense and other unallocated expenses.
(f)	Represents a 55.5%, 64.0%, 59.3% and 64.7% ownership interest in Boardwalk Pipeline for the respective periods.

Loews Corporation and Subsidiaries
Consolidated Financial Review

	December 31,
(In millions, except per share data)	Three Months		Years Ended
	2012	2011	2012	2011
Revenues:
Insurance premiums	$1,784	$1,661	$6,882	$6,603
Net investment income	555	550	2,349	2,063
Investment gains (losses)	(2)	(67)	57	(52)
Contract drilling revenues	741	734	2,936	3,254
Other	627	603	2,328	2,261
Total	3,705	3,481	14,552	14,129

Expenses:
Insurance claims & policyholders’ benefits	1,732	1,358	5,896	5,489
Contract drilling expenses	377	407	1,537	1,549
Other (a)	1,561	1,234	5,720	4,865
Total	3,670	2,999	13,153	11,903

Income before income tax	35	482	1,399	2,226
Income tax (expense) benefit	48	(70)	(289)	(532)

Net income	83	412	1,110	1,694
Amounts attributable to noncontrolling interests	(115)	(141)	(542)	(632)
Net income (loss) attributable to Loews Corporation	$(32)	$271	$568	$1,062

Diluted income (loss) per share attributable to
Loews Corporation	$(0.08)	$0.68	$1.43	$2.62

Weighted diluted number of shares	392.85	397.31	395.87	405.32

(a)
Includes non-cash impairment charges of $153 million ($97 million after tax) and $680 million ($433 million after tax) for the three months and year ended December 31, 2012 related to the carrying value of HighMount's natural gas and oil properties.